Independent Auditors' Consent

We consent to the use in the Post-Effective Amendment No. 49 to Registration Statement No. 002-39272 of General American Separate Account Two on Form N-4 of our report dated February 21, 2003 on the financial statements of General
American Separate Account Two, and our report dated March 13, 2003 on the financial statements of General American Life Insurance Company (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No.
142), both appearing in the Statement of Additional Information, which is a part of such Registration Statement.

We also consent to the reference to us under heading "Experts" in such Statement of Additional Information.




/s/Deloitte & Touche LLP


St. Louis, Missouri
April 25, 2003